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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  BlackRock Principal Protected Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code): 100 Bellevue Parkway, Wilmington, Delaware 19809

Telephone Number (including area code):  (800) 441-7762

Name and address of agent for service of process: Brian Kindelan

Check Appropriate Box:

       Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [_]

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                                    SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 9th day of July, 2002.

[SEAL]

                                      BlackRock Principal Protected Funds
                                      (Name of Registrant)


                                              By:   /s/ Laurence D. Fink
                                                  ------------------------------
                                                  Laurence D. Fink, Sole Trustee




Attest:   /s/ Anne Ackerley
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